Exhibit 10.R


LIQUIDATION RETENTION & INCENTIVE PLAN
Corporate Finance Division
MARCH 2001


1.   INTRODUCTION AND PURPOSE.

     a. ELIGIBILITY. Employees retained by the Corporate Finance Division beyond April 1, 2001 will be eligible to receive payments under the LIQUIDATION RETENTION & INCENTIVE PLAN ("LRIP"). New hires will be subject to an applicable probation period (no longer than 90 days) before being eligible to participate in the Plan. The LRIP bonuses are based primarily on retained employees' continuing criticality to the execution of the Division's objectives, and their contribution towards those objectives. Participants must be currently employed and in good standing.

     b. ORIGINAL EMPLOYMENT ASSIGNMENT TERM. The number of months an employee is asked to work as part of the Corporate Finance Division, Asset Recovery Team.

     c.   The LRIP consist of three components:

          i. RETENTION. The retention component addresses the need to retain employees for pre-determined periods of time to properly manage the portfolio through its liquidation.

          ii. INCENTIVE. The incentive component of the Plan is designed to encourage and reward employees for liquidating the portfolio in a timely and profitable manner.

          iii. SEVERANCE. The severance component of the Plan is designed to encourage employees to remain focused on their FINOVA-related responsibilities throughout the term of their employment, knowing that they will have reasonable compensation when they turn their attention to finding a new job.

2. RETENTION BONUSES. The retention component will be made available to all eligible employees identified to be retained by the Corporate Finance Division from April 1, 2001 and beyond. The LRIP retention bonus is based on a percentage of the employees' existing retention bonuses, with adjustments made for changes in an employee's criticality to the Division. The retention bonus for employees with Original Employment Assignment Terms that expire on or before June 30, 2001 will be paid in a lump sum on their termination date. All other eligible employees will receive fifty percent (50%) of their retention bonuses monthly over the length of their Original Employment Assignment Term, with the other fifty percent (50%) being accrued each month and paid to the employee upon the conclusion of their Original Employment Assignment Term. Such payments will be separate from normal paychecks and will be paid at the beginning of the month following the month for which the employee is being paid retention. The first retention payment under this Corporate Finance LRIP is scheduled to be paid in May 2001 for the incentive period ending April 30,2001.

3. RECOVERY INCENTIVE BONUSES. A recovery incentive component is important to incent employees to collect as fully and as quickly as possible all loans, especially the non-performing accounts.

     a. TIMING OF PAYMENTS. The "Program Period" for the Recovery Bonus Pool will be from April 1, 2001, and extend through and including September 30, 2002, the "Program Termination Date". Recovery Incentive Bonuses are scheduled to be paid monthly, beginning in May 2001 for the April 2001 work period, and continuing through October 2002 for the

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          September  2002  work  period,  (collectively,  the  "Program  Payment
          Dates"). At FINOVA's sole discretion, the Program Period may be extended.

     b. PARTICIPANTS. Employees retained by the Corporate Finance Division beyond April 1, 2001, and through the end of the month preceding the Program Payment Dates, will be eligible to receive Recovery Incentive Bonus payments. Participants must be actively employed and in good standing at that date.

     c. DETERMINATION OF AMOUNTS. The total amount available for Recovery Incentive Bonuses will aggregate into a pool in accordance with defined formulas. The resulting incentive bonus pool will be distributed among the eligible employees in accordance with their individual contributions to the Division's results. Employees' contributions will be documented through performance evaluations, which will emphasize the primary goals of effective portfolio management and liquidation. Each eligible employee will have a target participation percentage which, when multiplied by the final amount in the pool, will create an eligible employee his or her bonus amount. The final determination of the actual participation percentage and resulting bonus amount can be increased or decreased for each eligible employee based on an evaluation of the actual performance of that employee.

          Ten percent (10%) of the Recovery Incentive Bonus Pool may be reserved for discretionary payouts to recognize and reward special individual employee contributions. The Division Manager has the option to increase or decrease the total discretionary payout percentage depending upon the pool balance at the end of each Program Payment Date.

          Final calculations shall be the responsibility of the Corporate Finance Division Manager with assistance from the Accounting Department, and concurrence from Central Credit, internal audit and the SVP-Human Resources. Their determination of the Recovery Bonus Pool amounts shall be considered conclusive.

     d. DEFINITIONS OF TYPES OF ASSETS. The Division's loan portfolio has been segregated into categories (1, 2 and 3), according to their degree of difficulty to collect the balance of the loan. If in the future, loans are transferred from other LOBs into the Division for management and disposition, they too will be categorized in a like fashion.

          i.   CATEGORY 1 ASSETS - "RESERVES":  consist of the  Division's  loan loss reserves, as of December 31, 2000, documented with Discontinued Operations Reserve Analysis (DORA) reports and approved by Central Credit, Internal Audit and Ernst & Young.

          ii. CATEGORY 2 ASSETS - "NET RESERVED ACCOUNTS": consist of those loans on the books of the Division as of March 31, 2001, that have an approved 12/31/00 DORA reserve associated with it, less the amount of the approved 12/31/00 DORA reserve.

          iii. CATEGORY 3 ASSETS - "NON-RESERVED ACCOUNTS": consist of all loans on the books of the Division as of March 31, 2001, excluding the loans associated with the Category 1 and 2 Assets.

     e. DEFINITION OF "PORTFOLIO RECOVERY" AND CONTRIBUTIONS TO POOL. The Recovery Incentive Bonus Pool will be determined using three separate "Portfolio Recovery Calculations" ("PRC") in conjunction with the disposition (sale, refinance, pay-off, liquidation, or recovery) of each loan in the Corporate Finance Division portfolio. Portfolio activity (cash collected, write-off's, etc.) before and after the Program Period is specifically excluded.

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          i.   CATEGORY  1 ASSETS  - the PRC in this  category  consists  of the product of (a) the DORA reserves not used/recovered as a result of the disposition of the loans that have an approved 12/31/00 DORA reserve, and (b) 4.0%.

          ii. CATEGORY 2 ASSETS - the PRC in this category consists of the product of (a) the lesser of (i) the principal balance collected upon the final disposition of the loan or (ii) the principal balance of the loan at 3/31/01, and (b) 1.0%. Adjustments will be made to the 3/31/01 loan balances for revolving loans to reflect average loan balance amounts.

          iii. CATEGORY 3 ASSET - there will be no PRC for the loans in this category.

4. SEVERANCE. Employees who are involuntarily terminated for reasons other than for cause or performance are eligible to receive severance benefits. Such severance benefits would be equal to the greater of: (i) the amount calculated using FINOVA's Enhanced Severance Plan implemented in May 2000 based on the Original Employment Assignment Terms, or (ii) an amount equal to their monthly base salary for periods equal to one-half the term of their Original Employment Assignment Terms. Except for employees whose actual years of service exceed ten (10) years, total severance payments shall not exceed the amount that would be due to a ten-year employee under FINOVA's Enhanced Severance Plan.

5. RIGHTS TO EXTEND EMPLOYMENT ASSIGNMENT DURATION. In cases where FINOVA prefers employees to remain longer than their Original Employment Assignment Term, FINOVA will make every effort to notify employees at least 45 days in advance of their scheduled termination dates. If employees' employment periods are extended, their extended monthly retention bonuses will be determined prior to the extension. Employees may decline FINOVA's requests for extended employment without jeopardizing their remaining retention and severance benefits.

6.   PAYMENTS AT ENDS OF EMPLOYMENT ASSIGNMENTS.

     a. Employees who voluntarily resign or are terminated for cause or performance are not eligible to receive any unpaid LRIP Retention Bonuses, Severance or Incentive Bonuses.

     b. Employees who retire are not eligible for Severance, and will generally be considered to have voluntarily resigned for retention and incentive purposes. However, each case will be evaluated on a case-by-case basis and exceptions may be made with the approval of the Division Manager and Human Resources.

     c. Employees who become employees of an acquirer of any portion of the Division's assets will continue to be eligible for severance benefits through their Original Employment Assignment Term date. They will also be eligible for pro-rated LRIP Retention Bonuses and/or Incentive Bonuses based upon the timing of their transfer relative to the ends of their Original Employment Assignment Term and Program Payment Dates.

     d. Employees on any approved leaves of absence (e.g., medical, workers' compensation or personal) are not eligible for LRIP Retention Bonuses or Recovery Incentive Bonuses during their absences, unless earned prior to their leave of absence or as otherwise required by law. Upon return, their eligibility for the subject bonuses will resume on a go-forward basis, and will not be paid retroactively.

     e. Employees who are terminated by the company for reasons other than for cause or performance and employees who are terminated for medical reasons while on approved medical leaves of absence will receive the following:

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          i.   LRIP RETENTION BONUSES. Employees who are terminated prior to the end of their Original Employment Assignment Term will be eligible to receive unpaid LRIP Retention Bonuses from actual termination date through their Original Employment Assignment Term date, that they would have otherwise received had they not been terminated early. The bonus will be made in a lump sum payment on their last date of employment.

          ii. RECOVERY INCENTIVE BONUSES. Employees terminated on the Program Payment Dates and WHO ARE ELIGIBLE TO RECEIVE RECOVERY INCENTIVE BONUSES will receive amounts in accordance with Section 3 of this Plan. Employees terminated between Program Payment Dates AND WHO ARE ELIGIBLE TO RECEIVE RECOVERY INCENTIVE BONUSES may receive discretionary LRIP Recovery Incentive Bonuses for the current incentive period. Such discretionary Bonuses will be based on (A) the performance of the Division and (B) the employee's contribution to the goals of the Division during the period since the previous Program Payment Date.

          iii. SEVERANCE. Employees terminated prior to their original employment assignment term AND WHO ARE ELIGIBLE TO RECEIVE SEVERANCE will receive severance in accordance with Section 4 of this Plan.

7. REDISTRIBUTION. Any LRIP Retention Bonuses and LRIP Recovery Incentive Bonuses forfeited by departing employees will remain in the Plan. Such amounts may be used to increase remaining eligible employees' bonuses due to their increased criticality and contributions towards the Division's goals, as well as be awarded to new employees.

8. DISCRETION AND DISPUTES. Division management, in concert with Human Resources, has the authority to modify retention payments and incentive bonuses if it is determined that individual performance warrants such actions. Such modifications may include, for example, increases, delays, reductions or forfeitures of payments and will be communicated to affected employees in writing, which will specify the reason, nature and duration of the modification. Increases in retention awards and eligibility for performance-based pay, (i.e.: incentive payments), must be approved by the SVP-Human Resources. The SVP-Human Resources and the CEO must also approve exceptions to this Plan.

     Total retention and incentive payments in any 12-month period shall in no case exceed 200% of an employee's annual base salary. Incentive payments include all performance-based awards.

     The Corporate Finance Division Manager, FINOVA's Senior Credit Officer and the Division's Human Resources Manager shall together have discretion to resolve all disputes regarding matters relating to this Plan.

     Any disputes not resolved by mutual agreement shall be resolved pursuant to binding arbitration in Maricopa County Arizona, pursuant to the rules of the American Arbitration Association for employment disputes, before a single arbitrator. The decision of the arbitrator shall be final and binding on the parties.

     MISCELLANEOUS

     a. This Plan is governed by the laws of Arizona, without regard to its conflicts of laws principals.

     b. References to officers include their successors. Decisions by such officers may be superseded by decisions of Senior Management or the Board of Directors of FINOVA Group or FINOVA Capital or their committees.

     c. Nothing in this Plan affects the "at will" nature of the participant's employment with FINOVA. Employees will continue to be subject to FINOVA's normal disciplinary policies up to and including termination.

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     d.   Employees  will be considered to be in good  standing  provided  their employment status is "active," they are not subject to a Performance Improvement Plan or Disciplinary Action Plan, and they have not violated the Code of Conduct or engaged in similar conduct. While an employee is on a Performance Improvement Plan or Disciplinary Action Plan, they will forfeit retention and incentive payments for the duration of the disciplinary process.

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